Exhibit 99.1

Robotic Telesurgery Data from Collaboration with Corewell Health™ Accepted for Presentation at the Cardiovascular Research Technologies Annual Meeting

Research Collaboration demonstrates the feasibility of using the LIBERTY® Endovascular Robotic System between separate and remote facilities in a coronary simulation model

BRAINTREE, Mass., February 25, 2025 — Microbot Medical Inc. (Nasdaq: MBOT), developer of the innovative LIBERTY® Endovascular Robotic System, today announced its collaboration with Corewell Health™ has reached another meaningful milestone. Under a collaboration agreement, Microbot Medical® and Corewell Health™ are working together to advance robotic telesurgery for endovascular applications. Led by Ryan Madder, M.D., Section Chief of Interventional Cardiology and Director of the Cardiac Cath Lab at Corewell Health™ in Grand Rapids, Michigan, the project assesses the feasibility of using LIBERTY® to perform simulated cardiovascular interventional procedures across two sites within the Corewell Health™ system located 5 miles apart. The research has been accepted for presentation at the Cardiovascular Research Technologies (CRT) annual meeting, being held from March 8-11, 2025, in Washington D.C., and will be published in the Journal of the American College of Cardiology (JACC) Interventions online edition.

●	Abstract/Presentation Title: Feasibility of Telerobotic Coronary Artery Wiring Using A Novel Miniaturized Robotic System: A Pre-clinical Ex Vivo Study

●	Presenter: Trisha Gomez, MD

●	Presentation Date/Time: Monday, March 10, 2025, 4:12-4:20pm ET.

●	Location: Theater #4

“In this study, the LIBERTY® robotic system functioned well in a telerobotic setting. The system’s small footprint and disposable design create a multitude of exciting possibilities for future telerobotic endovascular procedures,” commented Dr. Madder.

“We’re excited that this groundbreaking research, led by Dr. Madder and the Corewell Health team, has been selected for presentation, which we believe reflects the importance of integrating telesurgery in the future of healthcare,” commented Harel Gadot, Chairman, CEO and President. “Incorporating telesurgery capabilities is an important part of our long-term strategy for LIBERTY®, and we are pleased to demonstrate its feasibility. We believe that robotic telesurgery will increase access to high quality healthcare for patients in remote locations in the US and around the world.”

Cardiovascular Research Technologies (CRT) is a leading educational forum on new cardiovascular technology and procedures for physicians and health-care professionals. CRT provides a forum for exemplary education for interventional cardiologists, general cardiologists, cardiothoracic and vascular surgeons, catheterization laboratory managers, nurses and technologists, scientists and those with an interest in cardiovascular medicine.

The telesurgery feature of LIBERTY® is still under development at Microbot and is not covered under its pending 510(k) premarket submission with the U.S. Food and Drug Administration.

About Microbot Medical®

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-commercial stage medical technology company with a vision to improve the quality of care for millions of patients and providers globally. The Company has developed the world’s first single-use, fully disposable endovascular robotic system, which aims to eliminate traditional barriers to accessing advanced robotic systems.

Further information about Microbot Medical® is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the Company’s need for and ability to obtain additional working capital to continue its transition to a commercially focused company, market conditions, risks inherent in the development and/or commercialization of the LIBERTY® Endovascular Robotic System, including its potential telesurgery feature, uncertainty in the results of regulatory pathways and regulatory approvals, including whether the FDA will grant 510(k) clearance to commercially market the LIBERTY® Endovascular Robotic System in the United States, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact: IR@microbotmedical.com